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                                                                   EXHIBIT 6.4

                              REVOLVING CREDIT NOTE

$750,000.00                                             Matthews, North Carolina
                                                                    July 1, 1999

         FOR VALUE RECEIVED, money borrowed, VITAL LIVING PRODUCTS, INC., a Delaware corporation ("Borrower"), does hereby promise to pay to the order of C. WILBUR PETERS ("Lender"), at Borrower's principal office at 5001 Smith Farm Road, Matthews, North Carolina 28104, the principal sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), or such other amount as shall have been advanced and be outstanding hereunder, together with interest on the principal amount hereof from time to time outstanding at the Interest Rate (hereinafter defined), as follows:

         (a) Principal shall be payable in full on June 30, 2001, subject to prepayment or acceleration as provided herein; and

         (b) Interest shall be payable in arrears monthly on the last day of each month, commencing July 31, 1999, and also at the time principal is payable, paid or prepaid.

         "Interest Rate" means that fluctuating rate of interest per annum equal to one and one half of one percent (1 1/2 %) plus the LIBOR Market Index Rate, which Interest Rate shall change daily with any change in the LIBOR Market Index Rate. "LIBOR Market Index Rate," for any day, is the rate for one-month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Lender from another recognized source or interbank quotation). If at any time the LIBOR Market Index Rate shall not be published or determinable, Lender may by notice to Borrower substitute therefor for purposes of determining the Interest Rate another index rate reasonably comparable to the LIBOR Market Index Rate, and pending such substitution the Interest Rate shall be based upon the LIBOR Market Index Rate as most recently in effect.

         Lender may, in his sole discretion, from time to time on or after the date hereof make loans and advances to Borrower, with Borrower's obligation to repay such loans and advances to be evidenced by this Note. The principal amount of this Note at any time shall be equal to the aggregate amount of all such loans and advances made to Borrower through such time (including advances to pay interest hereon), less the aggregate amount of all repayments of principal of this Note made by Borrower through such time. Lender shall record on the advance and payment record attached to this Note all advances upon this Note and all payments of the principal of and interest on this Note. The failure of Lender to properly record any such advance shall not preclude Lender from otherwise proving such advance. The failure of Lender to properly record any such payment shall not preclude Borrower from otherwise proving such payment, but any notation of payment so recorded shall be conclusive proof that such payment was made, absent manifest error.

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         This Note may be prepaid at any time in whole or in part without penalty or premium. Each payment or prepayment hereof shall be applied first to interest accrued and previously unpaid and then to principal, unless and except to the extent that Lender shall agree to apply it first to principal.

         If any payment hereunder is due on any day other than a Business Day, then such payment may be made on the next Business Day with the same effect as though made on such due date, except that interest shall continue to accrue to the date payment is actually made. "Business Day" means any day other than a Saturday, Sunday, or day when commercial banks located in Charlotte, North Carolina are generally closed for commercial banking business.

         The following shall constitute "Events of Default" hereunder:

         (a) The failure of Borrower to pay any installment of principal or interest hereunder when due, and the continuation of such failure for five (5) days after written notice thereof, demanding such payment, is given by the holder hereof to Borrower; or

         (b) The commencement of any proceedings by or against Borrower, and with respect to Borrower as debtor, under any applicable bankruptcy, insolvency or similar laws for the relief of debtors, other than an involuntary proceeding that is dismissed within 60 days after commencement, or any assignment by Borrower for the benefit of creditors, or any other action taken by Borrower or its creditors resulting in the marshalling of the assets and liabilities of Borrower.

         Upon the occurrence of an Event of Default and during the continuation thereof, the holder hereof may at such holder's option declare the entire principal balance of this Note and all interest accrued to the date of payment to be immediately due and payable, whereupon (or automatically upon the occurrence of an Event of Default described in clause (b) above) the same shall be immediately due and payable, and the holder hereof shall also have such other rights and remedies as may be available under applicable law, all of which shall be cumulative.

         Demand, presentment for payment, protest, notice of protest and notice of dishonor are hereby waived by Borrower. If this Note is not paid when due, then Borrower shall also pay or reimburse the holder hereof for all costs of collection, including reasonable attorney's fees. This Note is made and delivered in, and is payable in, North Carolina and shall be governed by and construed in accordance with the laws of the State of North Carolina.

         Any notice to be given to Borrower hereunder shall be deemed sufficiently given if addressed to Borrower and delivered (whether by mail, courier or otherwise) to the address of its principal office set forth in the first paragraph hereof (or such other address in the State of North Carolina as may be hereafter specified in writing by Borrower to the holder hereof and actually received by such holder).

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         IN WITNESS WHEREOF, Borrower has caused this instrument to be duly executed in its name under seal as a sealed instrument, as of the day and year first above written.

                                               VITAL LIVING PRODUCTS, INC.

[CORPORATE SEAL]

                                               By:   /s/ Donald R. Podrebarac

                                               Title: President

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